Exhibit 99.1

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

As of September 30, 2011 and December 31, 2010

and for the periods ended September 30, 2011 and 2010

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

INDEX

PAGE

Consolidated Balance Sheets – September 30, 2011 and December 31, 2010 (Unaudited)	1

Consolidated Statements of Operations – Three and nine months ended September 30, 2011 and 2010 (Unaudited)	2

Consolidated Statement of Changes in Shareholder’s Equity – Nine months ended September 30, 2011 (Unaudited)	3

Consolidated Statements of Cash Flows – Nine months ended September 30, 2011 and 2010 (Unaudited)	4

Notes to Consolidated Financial Statements (Unaudited)	5-26

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands except share and per share amounts)

	September 30, 2011	December 31, 2010
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $3,596,263 and $3,437,244)	$3,714,880	$3,345,671
Investments carried at fair value	163,781	-
Investments pledged as collateral, at fair value (amortized cost $1,364,883 and $1,780,320)	1,420,059	1,803,658
Short-term investments, at fair value (amortized cost $138,863 and $268,744)	140,155	270,677
Other investments (amortized cost of $9,400 and $2,668)	16,390	2,674

Total investments	5,455,265	5,422,680

Cash and cash equivalents	65,382	9,072
Securities purchased under agreements to resell	1,350,000	1,775,000
Accrued investment income	57,888	60,071
Deferred acquisition costs	529,272	599,862
Premiums receivable	301,282	318,604
Prepaid reinsurance premiums	4	5
Insurance loss recoverable	143,490	70,529
Goodwill	31,371	31,371
Property and equipment at cost (less accumulated depreciation of $5,202 and $2,629)	61,520	62,820
Receivable for investments sold	9,933	342
Current income taxes	27,013	-
Other assets	12,471	1,571

Total assets	$8,044,891	$8,351,927

Liabilities and shareholder’s equity
Liabilities:
Unearned premium revenue	$2,563,864	$2,917,745
Loss and loss adjustment expense reserves	182,493	214,653
Securities sold under agreements to repurchase	1,350,000	1,775,000
Current income taxes	-	84,589
Deferred income taxes, net	286,228	176,192
Payable for investments purchased	47,231	4,261
Derivative liabilities	8,651	10,252
Other liabilities	130,183	132,556

Total liabilities	4,568,650	5,315,248

Commitments and contingencies (See Note 10)
Equity:
Common stock, par value $30 per share; authorized, issued and outstanding shares — 500,000 shares	15,000	15,000
Additional paid-in capital	2,363,164	2,366,579
Retained earnings	973,515	697,996
Accumulated other comprehensive income (loss), net of deferred income tax of $60,882 and $23,204	113,723	(42,896)

Total shareholder’s equity of National	3,465,402	3,036,679
Noncontrolling interest	10,839	-

Total equity	3,476,241	3,036,679

Total liabilities and equity	$8,044,891	$8,351,927

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Premiums earned:
Scheduled premiums earned	$61,310	$81,528	$212,648	$254,007
Refunding premiums earned	62,791	15,197	102,698	64,682

Premiums earned (net of ceded premiums of $1, $1, $2, and $2)	124,101	96,725	315,346	318,689
Net investment income	52,551	58,595	164,701	176,047
Fees, reimbursements and other	1,909	2,282	5,109	19,684

Change in fair value of insured derivatives:
Realized gains and other settlements on insured derivatives	109	155	1,693	360
Unrealized losses on insured derivatives	(6)	(18)	(90)	(56)

Net change in fair value of insured derivatives	103	137	1,603	304
Net gains (losses) on financial instruments at fair value and foreign exchange	6,179	44,875	23,604	48,760
Other net realized gains (losses)	-	-	-	(10,325)

Total revenues	184,843	202,614	510,363	553,159

Expenses:
Losses and loss adjustment	9,950	5,586	4,516	41,744
Amortization of deferred acquisition costs	24,923	15,406	65,993	59,522
Operating	18,224	16,964	56,046	46,768

Total expenses	53,097	37,956	126,555	148,034

Income before income taxes	131,746	164,658	383,808	405,125

Provision for income taxes	40,063	49,535	107,983	113,709

Net income	91,683	115,123	275,825	291,416
Noncontrolling interest	306	-	306	-

Net income available to common stockholders	$91,377	$115,123	$275,519	$291,416

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (Unaudited)

For The Nine Months Ended September 30, 2011

(In thousands except share amounts)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity of National	Noncontrolling Interest

	Common Stock
	Shares	Amount
Balance, December 31, 2010	500,000	$15,000	$2,366,579	$697,996	$(42,896)	$3,036,679	$-

Comprehensive income:
Net income	-	-	-	275,519	-	275,519	-
Other comprehensive income (loss):
Change in unrealized gains and losses on investments, net of deferred tax of $84,085	-	-	-	-	156,619	156,619	-

Total comprehensive income						432,138	-

Share-based compensation, net of deferred income taxes of $179	-	-	(179)	-	-	(179)	-
Return of capital in connection with the purchase of investments	-	-	(3,236)	-	-	(3,236)	-
Contributions by noncontrolling interest holders, net							10,839

Balance, September 30, 2011	500,000	$15,000	$2,363,164	$973,515	$113,723	$3,465,402	$10,839

2011

Disclosure of reclassification amount:
Change in unrealized gains and losses on investments arising during the period, net of taxes	$160,175
Reclassification adjustment, net of taxes	(3,556)

Change in net unrealized gains and losses, net of taxes	$156,619

The accompanying notes are an integral part of the consolidated financial statements.

NATIONAL PUBLIC FINANCE GUARANTEE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$275,519	$291,416

Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	2,573	1,837
Amortization of bond discounts, net	15,917	15,662
Decrease in accrued investment income	3,982	5,646
Decrease in deferred acquisition costs	62,555	36,166
Decrease in unearned premium revenue	(317,357)	(230,731)
Decrease in prepaid reinsurance premiums	1	2
Decrease in premiums receivable	17,322	16,959
(Decrease) increase in loss and loss adjustment expense reserves	(32,160)	50,206
Decrease in payable to affiliates	(43,853)	(2,924)
Increase in insurance loss recoverable	(72,961)	(36,972)
Increase in accrued expenses	3,730	2,445
Net realized gains on financial instruments at fair value and foreign exchange	(23,605)	(48,760)
Other net realized losses	-	10,325
Noncontrolling interest	306	-
Unrealized losses on insured derivatives	90	56
(Decrease) increase in current income taxes	(111,602)	134,384
Deferred income tax provision	25,773	(17,379)
Share-based compensation	-	(354)
Other operating	476	4,235

Total adjustments to net income	(468,813)	(59,197)

Net cash (used) provided by operating activities	(193,294)	232,219

Cash flows from investing activities:
Purchase of fixed-maturity securities	(1,034,495)	(1,822,283)
Purchase of real estate from an affiliate under common control	-	(65,000)
Purchase of other investments, net	(5,485)	(2,669)
Capital expenditures	(1,273)	(414)
Acquisition of a business from an affiliate	(146,151)	-
Disposal of capital assets	-	13
Increase in payable for investments purchased	31,794	35,639
Sale and redemption of fixed-maturity securities	1,152,163	1,974,009
Increase in receivable for investments sold	(9,085)	(5,827)
Sale (purchase) of short-term investments, net	259,082	(329,803)

Net cash provided (used) by investing activities	246,550	(216,335)

Cash flows from financing activities:
Issuance of non-controlling interest	3,054	-

Net cash provided by financing activities	3,054	-

Net increase in cash and cash equivalents	56,310	15,884
Cash and cash equivalents - beginning of period	9,072	27,629

Cash and cash equivalents - end of period	$65,382	$43,513

Supplemental cash flow disclosures:
Income taxes paid (refunded), net	$193,807	$(3,297)
Interest paid:
Securities sold under agreements to repurchase	$3,931	$3,249
Other	61	42
Non cash items:
Share-based compensation	$-	$(354)
Issuance of noncontrolling interest	7,479	-

The accompanying notes are an integral part of the consolidated financial statements.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 1: Business, Developments, Risks and Uncertainties

National Public Finance Guarantee Corporation (“National”) is a wholly-owned subsidiary of MBIA Inc. through an intermediary holding company, National Public Finance Guarantee Holdings, Inc. National Real Estate Holdings of Armonk, LLC is a wholly owned subsidiary of National.

Through its reinsurance of United States (“U.S.”) public finance financial guarantees from MBIA Insurance Corp. (“MBIA Corp.”) and Financial Guaranty Insurance Company, National’s insurance portfolio consists of municipal bonds, including tax-exempt and taxable indebtedness of U.S. political subdivisions, as well as utility districts, airports, healthcare institutions, higher educational facilities, student loan issuers, housing authorities and other similar agencies and obligations issued by private entities that finance projects that serve a substantial public purpose. Municipal bonds and privately issued bonds used for the financing of public purpose projects generally are supported by taxes, assessments, user fees or tariffs related to the use of these projects, by lease payments or by other similar types of revenue streams.

In August 2011, Standard & Poor’s Financial Services LLC (“S&P”) issued new guidelines that reflect significant changes to its rating methodology for financial guarantee insurers. These new guidelines are effective immediately. S&P expects to publish any changes to the ratings of National by November 30, 2011, after its review of National’s third quarter 2011 financial statements. The changes to S&P’s rating methodology substantially increase the amount of capital required to achieve its highest ratings, implement a new Largest Obligors Test, which is punitive in the rating assessment, and incorporate additional qualitative considerations into the ratings process. However, the effect on National’s ratings is uncertain. The absence of S&P’s highest ratings could adversely impact National’s ability to write new insurance business and the premiums it can charge, and could diminish the future acceptance of its financial guarantee insurance products.

National has not written any meaningful amount of business since 2009. The lack of insurance writings reflects the insurance financial strength credit ratings assigned to National by the credit rating agencies. As of September 30, 2011, National was rated BBB with a developing outlook by S&P and Baa1 with a developing outlook by Moody’s Investors Service, Inc. Litigation over the New York Department of Financial Services’ (“NYDFS”), previously referred to as New York State Insurance Department or NYSID, approval of National’s creation or additional hurdles in achieving high stable ratings may impede National’s ability to write new municipal bond insurance for some time, reducing its long-term ability to generate capital from operations. Failure to maintain adequate levels of statutory surplus and total statutory capital could lead to intervention by National’s insurance regulators in its operations.

Recently, many state and local governments that issue some of the obligations National insures have reported unprecedented budget shortfalls, which could lead to claims on insurance policies issued by National. Although National’s insurance loss reserves are considered reasonable estimates of losses incurred to date, there is a possibility that such losses could increase significantly as a result of unexpected future defaults on insured bonds.

Liquidity

Liquidity risk arises in National’s operations when claims on insured exposures result in payment obligations, when operating cash inflows fall due to depressed new business writings, when investment income declines, when unanticipated expenses arise, or when invested assets experience credit defaults or significant declines in fair value. National also provides liquid assets to MBIA Inc.’s asset/liability products segment through matched repurchase and reverse repurchase agreements to support its business operations and liquidity position. National believes it has sufficient liquidity to meet its needs at least through the next twelve months.

Note 2: Revision of Prior Periods’ Consolidated Financial Statements

During the three months ended September 30, 2011, National discovered errors in the recognition of refunded premiums earned related to refunding activities prior to July 1, 2011 on U.S. public finance financial guarantees assumed from its affiliate, MBIA Corp., under a reinsurance agreement. Certain financial guarantee policies ceded by MBIA Corp. and assumed by National were subsequently found to have been refunded by the issuers of the insured obligations prior to the date of the reinsurance agreement, which was January 1, 2009, and which related premiums should have been returned to and earned by MBIA Corp. but were instead recognized by National. These errors affected National’s previously issued consolidated financial statements for the years ended December 31, 2009, and 2010 and for each of the previously issued quarters of 2010 and 2011. The cumulative effect of the errors related to prior periods was a decrease in National’s net income of $57 million.

National assessed the materiality of the above errors in accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 99, Materiality and determined the errors were not material to the consolidated financial statements for the years ended December 31, 2009, and 2010 and for each of the previously issued quarters of 2010 and 2011. However, the cumulative effect of the errors was determined to be material if the corrections were recorded in the consolidated financial statements

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 2: Revision of Prior Periods’ Consolidated Financial Statements (continued)

as of and for the three months ended September 30, 2011. In accordance with SEC SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, the consolidated balance sheets as of December 31, 2010, March 31 and June 30 of 2011, and the consolidated statements of operations for the three months ended March 31, 2011, the three and six months ended June 30, 2011, the three and nine months ended September 30, 2010 and years ended December 31 of 2010 and 2009 have been revised in the accompanying financial statements to these footnotes. Additionally, the consolidated financial statements as of and for the years ended December 31, 2009, and 2010, as well as the quarters ended March 31 and June 30 of 2011 will be revised in National’s consolidated financial statements issued in the future to reflect the correction of the errors on those periods. National also revised prior periods for certain unrelated errors of an immaterial nature. There was no cumulative effect of these unrelated errors on prior periods.

The following table summarizes the correction of the errors on National’s consolidated statements of operations for the three and six months ended June 30, 2011:

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
In thousands	Balance as Reported	Correction of Errors	Balance as Revised	Balance as Reported	Correction of Errors	Balance as Revised
Revenues:
Scheduled premiums earned	$75,196	$(142)	$75,054	$151,686	$(348)	$151,338
Refunding premiums earned	30,942	(2,790)	28,152	43,428	(3,520)	39,908
Total revenues	177,135	(2,932)	174,203	329,389	(3,868)	325,521
Amortization of deferred acquisition costs	22,439	(645)	21,794	41,921	(851)	41,070
Total expenses	32,981	(645)	32,336	74,309	(851)	73,458
Income (loss) before income taxes	144,154	(2,287)	141,867	255,080	(3,017)	252,063
Provision (benefit) for income taxes	39,809	(800)	39,009	68,976	(1,056)	67,920
Net income (loss)	104,345	(1,487)	102,858	186,104	(1,961)	184,143

The following table summarizes the correction of the errors on National’s consolidated statement of operations for the three months ended March 31, 2011:

	Three Months Ended March 31, 2011
In thousands	Balance as Reported	Correction of Errors	Balance as Revised
Revenues:
Scheduled premiums earned	$76,490	$(206)	$76,284
Refunding premiums earned	12,486	(730)	11,756
Total revenues	152,255	(936)	151,319
Amortization of deferred acquisition costs	19,482	(206)	19,276
Total expenses	41,329	(206)	41,123
Income (loss) before income taxes	110,926	(730)	110,196
Provision (benefit) for income taxes	29,167	(256)	28,911
Net income (loss)	81,759	(474)	81,285

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 2: Revision of Prior Periods’ Consolidated Financial Statements (continued)

The following table summarizes the correction of the errors on National’s consolidated statements of operations for the three and nine months ended September 30, 2010:

	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
In thousands	Balance as Reported	Correction of Errors	Balance as Revised	Balance as Reported	Correction of Errors	Balance as Revised
Revenues:
Scheduled premiums earned	$81,867	$(339)	$81,528	$255,666	$(1,659)	$254,007
Refunding premiums earned	18,304	(3,107)	15,197	78,083	(13,401)	64,682
Other net realized gains (losses)	-(1)	-(1)	-(1)	(101)	(10,224)	(10,325)
Total revenues	206,060	(3,446)	202,614	578,443	(25,284)	553,159
Amortization of deferred acquisition costs	16,164	(758)	15,406	62,835	(3,313)	59,522
Total expenses	38,714	(758)	37,956	151,347	(3,313)	148,034
Income (loss) before income taxes	167,346	(2,688)	164,658	427,096	(21,971)	405,125
Provision (benefit) for income taxes	50,476	(941)	49,535	121,399	(7,690)	113,709
Net income (loss)	116,870	(1,747)	115,123	305,697	(14,281)	291,416

(1) – There were no correction of errors for this line item in the period reported.

The following table summarizes the correction of the errors on National’s consolidated statements of operations for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010			Year Ended December 31, 2009
In thousands	Balance as Reported	Correction of Errors	Balance as Revised	Balance as Reported	Correction of Errors	Balance as Revised
Revenues:
Scheduled premiums earned	$335,414	$(1,726)	$333,688	$409,101	$(8,101)	$401,000
Refunding premiums earned	110,229	(19,067)	91,162	153,618	(79,123)	74,495
Other net realized gains (losses)	(101)	(10,224)	(10,325)	-(1)	-(1)	-(1)
Total revenues	752,755	(31,017)	721,738	819,413	(87,224)	732,189
Losses and loss adjustment	-(1)	-(1)	-(1)	93,901	(10,224)	83,677
Amortization of deferred acquisition costs	86,041	(4,574)	81,467	116,130	(19,189)	96,941
Total expenses	222,332	(4,574)	217,758	268,434	(29,413)	239,021
Income (loss) before income taxes	530,423	(26,443)	503,980	550,979	(57,811)	493,168
Provision (benefit) for income taxes	149,918	(9,254)	140,664	164,814	(20,234)	144,580
Net income (loss)	380,505	(17,189)	363,316	386,165	(37,577)	348,588

(1) – There were no correction of errors for this line item in the period reported.

The following table summarizes the correction of the errors on National’s consolidated balance sheets as of March 31, 2011 and June 30, 2011:

	As of March 31, 2011			As of June 30, 2011
In thousands	Balance as Reported	Correction of Errors	Balance as Revised	Balance as Reported	Correction of Errors	Balance as Revised
Assets:
Current income taxes	$-	$4,361	$4,361	$-	$29,797	$29,797
Total assets	8,243,551	4,361	8,247,912	8,085,498	29,797	8,115,295
Liabilities:
Current income taxes	25,383	(25,383)	-	747	(747)	-
Other liabilities	40,155	84,984	125,139	17,198	87,271	104,469
Total liabilities	5,080,149	59,601	5,139,750	4,740,043	86,524	4,826,567
Equity:
Retained earnings	834,520	(55,240)	779,280	938,865	(56,727)	882,138
Total shareholder’s equity of National	3,163,402	(55,240)	3,108,162	3,334,770	(56,727)	3,278,043
Total liabilities and equity	8,243,551	4,361	8,247,912	8,085,498	29,797	8,115,295

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 2: Revision of Prior Periods’ Consolidated Financial Statements (continued)

The following table summarizes the correction of the errors on National’s consolidated balance sheet as of December 31, 2010:

	As of December 31, 2010
In thousands	Balance as Reported	Correction of Errors	Balance as Revised
Liabilities:
Current income taxes	$114,077	$(29,488)	$84,589
Other liabilities	48,303	84,253	132,556
Total liabilities	5,260,483	54,765	5,315,248
Retained earnings	752,761	(54,765)	697,996
Total shareholder’s equity of National	3,091,444	(54,765)	3,036,679

Note 3: Significant Accounting Policies

National has disclosed its significant accounting policies in “Note 2: Significant Accounting Policies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. The following significant accounting policies provide an update to those included under the same captions in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K.

Basis of Presentation

The accompanying consolidated financial statements are unaudited and include the accounts of National and its wholly-owned subsidiaries. The accompanying unaudited interim consolidated financial statements do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America (“GAAP”) for annual periods. These statements should be read in conjunction with National’s consolidated financial statements and notes thereto included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of National’s consolidated financial position and results of operations.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As additional information becomes available or actual amounts become determinable, the recorded estimates are revised and reflected in operating results.

The results of operations for the three and nine months ended September 30, 2011 may not be indicative of the results that may be expected for the year ending December 31, 2011. The December 31, 2010 consolidated balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP for annual periods. Certain amounts have been reclassified in prior years’ financial statements to conform to the current presentation. Such reclassifications had no impact on total revenues, expenses, assets, liabilities, or equity for all periods presented.

In addition, National evaluated all subsequent events as of November 9, 2011, the date of issuance of the consolidated financial statements, for inclusion in National’s consolidated financial statements and/or accompanying notes.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 4: Recent Accounting Pronouncements

Recently Adopted Accounting Standards

Improving Disclosures about Fair Value Measurements (Accounting Standards Update 2010-06)

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements,” to require additional disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The standard also clarifies existing disclosures about the level of disaggregation, valuation techniques and inputs to fair value measurements. National adopted this standard as of January 1, 2010 except for the requirement to provide the Level 3 activity of purchases, sales, issuances and settlements on a gross basis, which was adopted in the first quarter of 2011. As this standard only affects disclosures related to fair value, the adoption of this standard did not affect National’s consolidated balance sheets, results of operations, or cash flows. Refer to “Note 6: Fair Value of Financial Instruments” for these disclosures.

Refer to the notes to Consolidated Financial Statements of National included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 for further information regarding the effects of recently adopted accounting standards on prior year financials.

Recent Accounting Developments

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts (ASU 2010-26)

In October 2010, the FASB issued ASU 2010-26, “Financial Services – Insurance (Topic 944)—Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” This amendment specifies which costs incurred in the acquisition of new and renewal insurance contracts should be capitalized. The new guidance is effective for National beginning January 1, 2012 with early adoption as of January 1, 2011 permitted. National did not early adopt the guidance as of January 1, 2011. The adoption of this standard will not have a material effect on National’s consolidated balance sheet, results of operations, or cash flows.

Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS (ASU 2011-04)

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS”. This amendment results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and International Financial Reporting Standards (“IFRS”). The new guidance is effective for National beginning January 1, 2012. This standard is expected to only affect National’s disclosures related to fair value, therefore, the adoption of this standard is not expected to affect National’s consolidated balance sheets, results of operations, or cash flows.

Presentation of Comprehensive Income (ASU 2011-05)

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This amendment eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The amendment does not change what currently constitutes net income and other comprehensive income. The new guidance is effective for National beginning January 1, 2012. This standard will only affect National’s presentation of comprehensive income and will not affect National’s consolidated balance sheets, results of operations, or cash flows.

Testing Goodwill for Impairment (ASU 2011-08)

In September 2011, the FASB issued ASU 2011-08, “Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” Under the revised guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit (i.e., step 1 of the goodwill impairment test). If entities determine, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. The new guidance is effective for National beginning January 1, 2012 with early adoption permitted. National did not early adopt the guidance. The adoption of this standard will not have a material effect on National’s consolidated balance sheet, results of operations, or cash flows.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves

For the nine months ended September 30, 2011, National incurred losses and loss adjustment expense (“LAE”) of $5 million primarily related to a healthcare and a toll road transaction, partially offset by net reversals of estimated losses on affordable housing transactions. Additionally, a reversal of loss and LAE reserves related to future payments on a tax-backed transaction was offset by the reversal of the corresponding recoveries of such payments. Total paid losses, net of reinsurance and collections, for the nine months ended September 30, 2011 of $110 million primarily related to a gaming revenue credit, a not-for-profit transaction, a student housing transaction, and a tax-backed transaction. Total expected insurance loss recoveries on paid losses for the nine months ended September 30, 2011 increased by $73 million primarily related to paid losses on a gaming revenue credit, a student housing transaction and a tax-backed transaction, all for which National expects to be fully reimbursed.

Refer to “Note 5: Loss and Loss Adjustment Expense Reserves” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 to MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 for information about National’s monitoring of outstanding insured obligations and for a summary of its loss reserving process.

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of September 30, 2011:

	Surveillance Categories

$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	15	13	8	42	78
Number of issues(1)	9	7	6	15	37
Remaining weighted average contract period (in years)	14.1	9.1	10.5	12.7	12.4
Gross insured contractual payments outstanding (2):
Principal	$630	$354	$125	$844	$1,953
Interest	1,153	173	68	995	2,389

Total	$1,783	$527	$193	$1,839	$4,342

Gross claim liability	$-	$-	$-	$481	$481
Less:
Gross potential recoveries	-	-	-	427	427
Discount, net	-	-	-	4	4

Net claim liability (recoverable)	$-	$-	$-	$50	$50

Unearned premium revenue	$13	$8	$1	$21	$43

(1) – An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) – Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

The following table provides information about the financial guarantees and related claim liability included in each of National’s surveillance categories as of December 31, 2010:

	Surveillance Categories

$ in millions	Caution List Low	Caution List Medium	Caution List High	Classified List	Total
Number of policies	159	19	5	39	222
Number of issues(1)	11	8	5	15	39
Remaining weighted average contract period (in years)	14.7	9.5	14.7	13.0	13.3
Gross insured contractual payments outstanding(2):
Principal	$1,188	$371	$46	$1,106	$2,711
Interest	1,808	195	38	1,128	3,169

Total	$2,996	$566	$84	$2,234	$5,880

Gross claim liability	$-	$-	$-	$933	$933
Less:
Gross potential recoveries	-	-	-	783	783
Discount, net	-	-	-	6	6

Net claim liability (recoverable)	$-	$-	$-	$144	$144

Unearned premium revenue	$18	$8	$2	$24	$52

(1) - An “issue” represents the aggregate of financial guarantee policies that share the same revenue source for purposes of making debt service payments.

(2) - Represents contractual principal and interest payments due by the issuer of the obligations insured by National.

The following table presents the components of National’s insurance loss reserves and recoverables for insured obligations within National’s classified list as reported on National’s consolidated balance sheets as of September 30, 2011 and December 31, 2010. The loss reserves (claim liability) and insurance claim loss recoverable included in the following table represent the present value of the probability-weighted future claim payments and recoveries reported in the preceding tables.

In millions	As of September 30, 2011	As of December 31, 2010
Loss reserves (claim liability)	$180	$209
LAE reserves	2	6

Loss and LAE reserves	$182	$215

Insurance claim loss recoverable	$(134)	$(71)
LAE insurance loss recoverable	(9)	-

Insurance loss recoverable	$(143)	$(71)

The following table presents changes in National’s loss and LAE reserves for the nine months ended September 30, 2011. Changes in the loss and LAE reserve attributable to the accretion of the discount on the loss reserves, changes in discount rates, changes in the timing and amounts of estimated payments and recoveries, changes in assumptions and changes in LAE reserves are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations. LAE reserves are expected to be settled within a one-year period and are not discounted. The weighted average risk-free rate used to discount the claim liability was 1.71 % as of September 30, 2011.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 5: Loss and Loss Adjustment Expense Reserves (continued)

In millions

Gross Loss and LAE Reserve as of December 31, 2010	Loss Payments for Cases with Reserves	Accretion of Claim Liability Discount	Changes in Discount Rates	Changes in Timing of Payments	Changes in Amount of Net Payments	Changes in Assumptions	Changes in Unearned Premium Revenue	Change in LAE Reserves	Gross Loss and LAE Reserve as of September 30, 2011
$215	$(35)	$3	$4	$-	$(2)	$(1)	$2	$(4)	$182

The following table presents changes in National’s insurance loss recoverable for the nine months ended September 30, 2011. Changes in the insurance loss recoverable attributable to the accretion of the discount on the recoverable, changes in discount rates, changes in the timing and amounts of estimated collections, changes in assumptions and changes in LAE recoverable are recorded in “Losses and loss adjustment” expenses in National’s consolidated statements of operations.

In millions

Insurance Loss Recoverable as of December 31, 2010	Collections for Cases with Recoverables	Accretion of Insurance Loss Recoverable	Changes in Discount Rates	Changes in Timing of Collections	Changes in Assumptions	Change in LAE Recoverable	Insurance Loss Recoverable as of September 30, 2011
$71	$-	$-	$1	$-	$62	$9	$143

Remediation actions may involve, among other things, waivers or renegotiations of financial covenants or triggers, waivers of contractual provisions, the granting of consents, transfer of servicing, consideration of restructuring plans, acceleration, security or collateral enforcement, actions in bankruptcy or receivership, litigation and similar actions. The types of remedial actions pursued are based on the insured obligation’s risk type and the nature and scope of the event giving rise to the remediation. As part of any such remedial actions, National seeks to improve its security position and to obtain concessions from the issuer of the insured obligation. From time to time, the issuer of a National insured obligation may, with the consent of National, restructure the insured obligation by extending the term, increasing or decreasing the par amount or decreasing the related interest rate, with National insuring the restructured obligation.

Costs associated with remediating insured obligations assigned to National’s “Caution List—Low,” “Caution List—Medium,” “Caution List—High” and “Classified List” are recorded as LAE. LAE is primarily recorded as part of National’s provision for its loss reserves and included in “Losses and loss adjustment” expense on National’s consolidated statements of operations. The following table provides information about the expenses (gross and net of reinsurance) related to remedial actions for insured obligations included in National’s surveillance categories:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2011	2010	2011	2010
Loss adjustment expense incurred, gross	$1	$2	$2	$15
Loss adjustment expense incurred, net	$1	$2	$2	$15

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments

Financial Instruments

The following table presents the carrying value and fair value of financial instruments reported on National’s balance sheets as of September 30, 2011 and December 31, 2010:

	As of September 30, 2011		As of December 31, 2010
In millions	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Fixed-maturity securities (including short-term investments) held as available-for-sale, carried at fair value and investments pledged as collateral	$5,439	$5,439	$5,420	$5,420
Other investments	16	16	3	3
Cash and cash equivalents	65	65	9	9
Securities purchased under agreements to resell	1,350	1,480	1,775	1,955
Receivable for investments sold	10	10	-	-
Liabilities:
Securities sold under agreements to repurchase	1,350	1,420	1,775	1,804
Payable for investments purchased	47	47	4	4
Derivative liabilities	9	9	10	10
Financial Guarantees:
Gross	2,746	1,934	3,132	2,479
Ceded	-	62	0	18

Valuation techniques for financial instruments measured at fair value and included in the preceding table are described below. National’s assets and liabilities recorded at fair value have been categorized according to the fair value hierarchy based on the lowest level input that is significant to the fair value measurement in its entirety.

Fixed-Maturity Securities (including short-term investments) Held as Available-For-Sale, Investments Pledged as Collateral, and Investments at Fair Value

U.S. Treasury and government agency—U.S. Treasury securities are valued based on quoted market prices in active markets. The fair value of U.S. Treasuries is based on live trading feeds. U.S. Treasury securities are categorized in Level 1 of the fair value hierarchy. Government agency securities include debentures and other agency mortgage pass-through certificates as well as to-be-announced (“TBA”) securities. TBA securities are liquid and have quoted market prices based on live data feeds. Fair value of mortgage pass-through certificates is obtained via a simulation model, which considers different rate scenarios and historical activity to calculate a spread to the comparable TBA security. Government agency securities generally use market-based and observable inputs. As such, these securities are classified as Level 2 of the fair value hierarchy.

Corporate obligations—Corporate obligations are valued using recently executed transaction prices or quoted market price where observable. When observable price quotations are not available, fair value is determined using a valuation model based on observable inputs including interest rate yield curves, bond or single name credit default swap (“CDS”) spreads for similar instruments and diversity scores. Corporate obligations are generally categorized as Level 2 of the fair value hierarchy. Corporate obligations are classified as Level 1 of the fair value hierarchy when quoted market prices in an active market for identical financial instruments are available.

Mortgage-backed securities and asset-backed securities—Mortgage-backed securities (“MBSs”) and asset-backed securities (“ABSs”) are valued using recently executed transaction prices. When position-specific quoted prices are not available, the MBS and ABS are valued based on quoted prices for similar securities. If quoted prices are not available, MBSs and ABSs are valued using a valuation model based on observable inputs, including interest rate yield curves, spreads, prepayments and volatilities, and categorized in Level 2 of the fair value hierarchy. MBSs and ABSs are categorized as Level 3 of the fair value hierarchy when significant inputs are unobservable.

State and municipal bonds—State and municipal bonds are valued using recently executed transaction prices, quoted market prices or valuation models based on observable inputs including interest rate yield curves, bond or CDS spreads and volatility. State and municipal bonds are generally categorized in Level 2 of the fair value hierarchy or categorized in Level 3 when significant inputs are unobservable.

Money market securities—The fair value of money market securities is based on quoted prices in an active market. These money market securities are categorized in Level 1 of the fair value hierarchy.

Other Investments—Other investments include National’s interest in perpetual and preferred securities. Fair value of other investments is determined using quoted market prices or pricing models of similar investments. Other investments are categorized in Level 2 or Level 3 when significant inputs are unobservable of the fair value hierarchy.

Cash and Cash Equivalents, Receivable for Investments Sold, Payable for Investments Purchased

The carrying amounts of cash and cash equivalents, receivable for investments sold and payable for investments purchased approximate their fair values due to the short maturities of these instruments.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Securities Purchased Under Agreements to Resell

The fair values of securities purchased under agreements to resell are determined based on the underlying securities posted as collateral for the resell agreements.

Securities Sold Under Agreements to Repurchase

The fair values of securities sold under agreements to repurchase are determined based on the underlying securities posted as collateral for the repurchase agreements.

Derivative Liabilities

Derivative liabilities are valued using market-based inputs, including interest rate yield curves, foreign exchange rates, and credit spreads. Derivative liabilities are classified as Level 2 within the fair value hierarchy.

Financial Guarantees

Gross Financial Guarantees—The fair value of gross financial guarantees is determined using discounted cash flow techniques based on inputs that include (i) assumptions of expected losses on financial guarantee policies where loss reserves have not been recognized, (ii) amount of losses expected on financial guarantee policies where loss reserves have been recognized, (iii) the cost of capital reserves required to support the financial guarantee liability and (iv) discount rates. The Assured Guaranty Corporation CDS spread and recovery rates are used as the discount rate for National and incorporate the nonperformance risk of National. Fair value of the gross financial guarantees does not consider future installment premium receipts or returns on invested upfront premiums as inputs.

The carrying value of National’s gross financial guarantee liability consists of unearned premium revenue and loss and LAE reserves as reported on National’s consolidated balance sheets.

Ceded Financial Guarantees—The fair value of ceded financial guarantees is determined by applying the percentage ceded to reinsurers to the related fair value of the gross financial guarantees. The carrying value of ceded financial guarantee liability consists of prepaid reinsurance premiums and reinsurance recoverable on paid and unpaid losses as reported on National’s consolidated balance sheets.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Fair Value Measurements

The following fair value hierarchy tables present information about National’s assets (including short-term investments) and liabilities measured at fair value on a recurring basis as of September 30, 2011 and December 31, 2010:

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of September 30, 2011
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$202	$49	$-	$251
Corporate obligations	1	332	-	333
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,347	1	1,348
Residential mortgage-backed non-agency	-	37	5	42
Commercial mortgage-backed	-	21	8	29
Asset-backed securities
Collateralized debt obligations	-	5	5	10
Other asset-backed	-	54	10	64
State and municipal bonds	-	490	-	490

Total taxable bonds	203	2,335	29	2,567
Tax-exempt bonds:
State and municipal bonds	-	2,812	30	2,842

Total fixed-maturity investments	203	5,147	59	5,409
Other investments:
Money market securities	29	-	-	29
Perpetual and preferred securities	-	6	1	7

Total assets	$232	$5,153	$60	$5,445

Liabilities:
Derivative liabilities
Insured credit derivatives	$-	$9	$-	$9

Total liabilities	$-	$9	$-	$9

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

	Fair Value Measurements at Reporting Date Using
In millions	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2010
Assets:
Investments:
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$199	$48	$-	$247
Foreign governments	-	1	-	1
Corporate obligations	-	402	-	402
Mortgage-backed securities:
Residential mortgage-backed agency	-	1,407	-	1,407
Residential mortgage-backed non-agency	-	33	-	33
Commercial mortgage-backed	-	4	-	4
Asset-backed securities
Collateralized debt obligations	-	-	1	1
Other asset-backed	-	35	7	42
State and municipal bonds:	-	410	-	410

Total taxable bonds	199	2,340	8	2,547
Tax-exempt bonds:
State and municipal bonds:	-	2,742	35	2,777

Total fixed-maturity investments	199	5,082	43	5,324
Other investments:
Money market securities	96	-	-	96
Perpetual and preferred securities	-	3	-	3

Total assets	$295	$5,085	$43	$5,423

Liabilities:
Derivative liabilities	$-	$10	$-	$10

Total liabilities	$-	$10	$-	$10

There were no transfers in or out of Level 1 during the three and nine months ended September 30, 2011 and 2010. All fair value hierarchy designations are made at the end of each accounting period.

Level 3 Analysis

Level 3 assets were $60 million and $43 million as of September 30, 2011 and December 31, 2010, respectively and represented 1.1% and 0.8% of total assets measured at fair value, respectively.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

The following table presents information about changes in Level 3 assets (including short-term investments) measured at fair value on a recurring basis for the three months ended September 30, 2011 and September 30, 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2011
Assets:
Residential mortgage-backed agency	$-	$-	$-	$-	$-	$1	$-	$-		$-	$-	$1	$-
Residential mortgage-backed non-agency	8	-	-	-	-	1	-	(3)	-	-	(1)	5	-
Commercial mortgage-backed	8	-	-	-	-	-	-	-	-	-	-	8	-
Collateralized debt obligations	8	-	-	-	-	-	-	-	-	-	(3)	5	-
Other asset-backed	16	-	-	-	-	-	-	-	-	1	(7)	10	-
State and municipal tax-exempt bonds	32	-	-	-	-	-	-	(2)	-	-	-	30	-
Perpetual preferred securities	-	-	-	-	-	-	-	-	-	1	-	1	-

Total assets	$72	$-	$-	$-	$-	$2	$-	$(5)	$-	$2	$(11)	$60	$-

(1) - Transferred in and out at the end of the period.

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Three Months Ended September 30, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2010
U.S. Treasury and government agency	$27	$-	$-	$-	$-	$-	$-	$(27)	$-	$-
Collateralized debt obligations	-	-	-	-	-	1	-	-	1	-
Other asset-backed	3	-	-	-	-	4	-		7	-

Total assets	$30	$-	$-	$-	$-	$5	$-	$(27)	$8	$-

(1) - Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Transfers into and out of Level 3 were $2 million and $11 million, respectively, for the three months ended September 30, 2011. Transfers into and out of Level 2 were $11 million and $2 million, respectively, for the three months ended September 30, 2011. Transfers into Level 3 were principally for other asset backed and perpetually preferred securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for other asset backed securities and collateralized debt obligations. These Level 2 inputs included spreads, prepayment speeds, default speeds, default severities, yield curves observable at commonly quoted intervals, and market corroborated inputs. For the three months ended September 30, 2011, the net unrealized loss related to the transfers into Level 3 was $1 million and the net unrealized loss related to transfers out of Level 3 was not significant.

Transfers out of Level 3 and into Level 2 were $27 million for the three months ended September 30, 2010. Transfers out of Level 3 were for U.S. Treasury and government agency securities. There were no transfers into Level 3 for the three months ended September 30, 2010.

The following table presents information about changes in Level 3 assets (including short-term investments) and liabilities measured at fair value on a recurring basis for the nine months ended September 30, 2011 and 2010:

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2011

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases	Issuances	Settlements	Sales	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2011
Assets:
Residential mortgage-backed agency	$-	$-	$-	$-	$-	$2	$-	$-	$(1)	$-	$-	$1	$-
Residential mortgage-backed non-agency	-	-	-	-	-	7	-	(4)	-	3	(1)	5	-
Commercial mortgage-backed	-	-	-	-	-	8	-	-	-	-	-	8	-
Collateralized debt obligations	1	-	-	-	-	6	-	-	-	2	(4)	5	-
Other asset-backed	7	-	-	-	-	9	-	(1)	-	6	(11)	10	-
State and municipal tax-exempt bonds	35	-	-	-	-	2	-	(7)	-	-	-	30	-
Perpetual preferred securities	-	-	-	-	-	-	-	-	-	1	-	1	-

Total assets	$43	$-	$-	$-	$-	$34	$-	$(12)	$(1)	$12	$(16)	$60	$-

(1) - Transferred in and out at the end of the period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 6: Fair Value of Financial Instruments (continued)

Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Nine Months Ended September 30, 2010

In millions	Balance, Beginning of Period	Realized Gains / (Losses)	Unrealized Gains / (Losses) Included in Earnings	Unrealized Gains / (Losses) Included in OCI	Foreign Exchange Recognized in OCI or Earnings	Purchases, Issuances and Settlements, net	Transfers into Level 3 (1)	Transfers out of Level 3 (1)	Ending Balance	Change in Unrealized Gains (Losses) for the Period Included in Earnings for Assets Still Held as of September 30, 2010
Assets:
U.S. Treasury and government agency	$-	$-	$-	$-	$-	$27	$-	$(27)	$-	$-
Collateralized debt obligations	-	-	-	-	-	1	-	-	1	-
Other asset-backed	-	-	-	-	-	4	3	-	7	-

Total assets	$-	$-	$-	$-	$-	$32	$3	$(27)	$8	$-

(1) - Transferred in and out at the end of the period.

Transfers into and out of Level 3 were $12 million and $16 million, respectively, for the nine months ended September 30, 2011. Transfers into and out of Level 2 were $16 million and $12 million, respectively, for the nine months ended September 30, 2011. Transfers into Level 3 were principally for other asset-backed securities and residential mortgage-backed non-agency securities where inputs, which are significant to their valuation, became unobservable during the quarter. Transfers out of Level 3 were principally for other asset-backed securities and collateralized debt obligations. These Level 2 inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. For the nine months ended September 30, 2011, the net unrealized loss related to the transfers into Level 3 was $1 million and the net unrealized loss related to transfers out of Level 3 was not significant.

Transfers into and out of Level 3 were $3 million and $27 million, respectively, for the nine months ended September 30, 2010. Transfers into and out of Level 2 were $27 million and $3 million, respectively, for the nine months ended September 30, 2010. Transfers into Level 3 were principally for other asset-backed securities where inputs, which are significant to their valuation, became unobservable during the quarter. These inputs included spreads, yield curves observable at commonly quoted intervals, and market corroborated inputs. Transfers out of Level 3 were for U.S. Treasury and government agency.

There were no changes and balances in Level 3 liabilities measured at fair value on a recurring basis for the three and nine months ended September 30, 2011 and 2010.

All Level 1, 2 and 3 designations are made at the end of each accounting period.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments

National’s fixed-maturity portfolio consists of high-quality (average rating double-A) taxable and tax-exempt investments of diversified maturities. Other investments comprise money market securities, perpetual preferred securities and loan receivables that bear interest. The following tables present the amortized cost and fair value of fixed-maturity investments and other investments designated as available-for-sale included in the consolidated investment portfolio of National as of September 30, 2011 and December 31, 2010:

	September 30, 2011
In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$233	$4	$-	$237
Corporate obligations	246	12	(2)	256
Mortgage-backed securities:
Residential mortgage-backed agency	1,252	54	-	1,306
Residential mortgage-backed non-agency	42	1	(1)	42
Commercial mortgage-backed	20	-	(1)	19
Asset-backed securities:
Collateralized debt obligations	10	-	-	10
Other asset-backed	55	1	-	56
State and municipal bonds	448	39	(1)	486

Total taxable bonds	2,306	111	(5)	2,412
Tax-exempt bonds:
State and municipal bonds	2,769	80	(11)	2,838

Total tax-exempt bonds	2,769	80	(11)	2,838

Total fixed-maturity investments	5,075	191	(16)	5,250
Other investments:
Preferred securities	8	-	(1)	7
Money market securities	25	-	-	25

Total other investments	33	-	(1)	32

Total available-for-sale investments	$5,108	$191	$(17)	$5,282

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	December 31, 2010

In millions	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed-maturity investments:
Taxable bonds:
U.S. Treasury and government agency	$245	$3	$(1)	$247
Foreign governments	1	-	-	1
Corporate obligations	390	15	(3)	402
Mortgage-backed securities:
Residential mortgage-backed agency	1,380	38	(11)	1,407
Residential mortgage-backed non-agency	33	-	-	33
Commercial mortgage-backed	4	-	-	4
Asset-backed securities:
Collateralized debt obligations	1	-	-	1
Other asset-backed	42	-	-	42
State and municipal bonds	430	1	(21)	410

Total taxable bonds	2,526	57	(36)	2,547
Tax-exempt bonds:
State and municipal bonds	2,864	17	(104)	2,777

Total tax-exempt bonds	2,864	17	(104)	2,777

Total fixed-maturity investments	5,390	74	(140)	5,324
Other investments:
Perpetual preferred securities	3	-	-	3
Money market securities	96	-	-	96

Total other investments	99	-	-	99

Total available-for-sale investments	$5,489	$74	$(140)	$5,423

Fixed-maturity investments carried at fair value of $6 million as of September 30, 2011 and December 31, 2010, were on deposit with various regulatory authorities. These deposits are required to comply with state insurance laws.

The following table presents the distribution by contractual maturity of available-for-sale fixed-maturity investments at amortized cost and fair value as of September 30, 2011. Contractual maturity may differ from expected maturity because borrowers may have the right to call or prepay obligations.

In millions	Amortized Cost	Fair Value
Due in one year or less	$146	$146
Due after one year through five years	328	340
Due after five years through ten years	439	452
Due after ten years through fifteen years	472	489
Due after fifteen years	2,311	2,390
Mortgage-backed	1,314	1,367
Asset-backed	65	66

Total fixed-maturity investments	$5,075	$5,250

The following tables present the gross unrealized losses included in accumulated other comprehensive income (loss) as of September 30, 2011 and December 31, 2010 related to available-for-sale fixed-maturity investments. These tables segregate investments that have been in a continuous unrealized loss position for less than twelve months from those that have been in a continuous unrealized loss position for twelve months or longer.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

	September 30, 2011
	Less than 12 Months		12 Months or Longer		Total

In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$1	$-	$-	$-	$1	$-
Corporate obligations	31	(2)	3	-	34	(2)
Mortgage-backed securities:
Residential mortgage-backed agency	22	-	-	-	22	-
Residential mortgage-backed non-agency	32	(1)	1	-	33	(1)
Commercial mortgage-backed	10	(1)	-	-	10	(1)
Asset-backed securities:
Collateralized debt obligations	8	-	-	-	8	-
Other asset-backed	21	-	-	-	21	-
State and municipal bonds	-	-	21	(1)	21	(1)

Total taxable bonds	125	(4)	25	(1)	150	(5)
Tax-exempt bonds:
State and municipal bonds	182	(3)	162	(8)	344	(11)

Total tax-exempt bonds	182	(3)	162	(8)	344	(11)
Other investments:
Perpetual preferred securities	7	(1)	-	-	7	(1)

Total other investments	7	(1)	-	-	7	(1)

Total	$314	$(8)	$187	$(9)	$501	$(17)

	December 31, 2010
	Less than 12 Months		12 Months or Longer		Total

In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Taxable bonds:
U.S. Treasury and government agency	$9	$(1)	$-	$-	$9	$(1)
Foreign governments	1	-	-	-	1	-
Corporate obligations	82	(3)	-	-	82	(3)
Mortgage-backed securities:
Residential mortgage-backed agency	725	(11)	-	-	725	(11)
Residential mortgage-backed non-agency	32	-	-	-	32	-
Commercial mortgage-backed	4	-	-	-	4	-
Asset-backed securities:
Collateralized debt obligations	1	-	-	-	1	-
Other asset-backed	30	-	-	-	30	-
State and municipal bonds	320	(20)	21	(1)	341	(21)

Total taxable bonds	1,204	(35)	21	(1)	1,225	(36)
Tax-exempt bonds:
State and municipal bonds	1,998	(83)	181	(21)	2,179	(104)

Total tax-exempt bonds	1,998	(83)	181	(21)	2,179	(104)

Total	$3,202	$(118)	$202	$(22)	$3,404	$(140)

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 7: Investments (continued)

The weighted average contractual maturity of securities in an unrealized loss position as of September 30, 2011 was 16 years and on December 31, 2010 was 22 years. As of September 30, 2011, there were 36 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $9 million. Among these securities, the book value of 5 securities exceeded market value by more than 5%. As of December 31, 2010, there were 36 securities that were in an unrealized loss position for a continuous twelve-month period or longer with aggregate unrealized losses of $22 million. Among these securities, the book value of 18 securities exceeded market value by more than 5%.

National has evaluated on a security-by-security basis whether the unrealized losses in its investment portfolio were other-than-temporary considering the duration and severity of unrealized losses, the circumstances that gave rise to the unrealized losses, and whether National has the intent to sell the securities or more likely than not will be required to sell the securities before their anticipated recoveries. Based on its evaluation, National determined that the unrealized losses on these securities were temporary in nature because its impairment analysis, including projected discounted future cash flows, indicated that National would be able to recover the amortized cost of impaired assets. National also concluded that it does not have the intent to sell securities in an unrealized loss position and it is more likely than not that it will not have to sell these securities before recoveries of their cost bases. In making this conclusion, National examined the cash flow projections for its investment portfolio, the potential sources and uses of cash in its businesses, and the cash resources available to its business other than sales of securities. It also considered the existence of any risk management, or other plans as of September 30, 2011 that would require the sale of impaired securities. On a quarterly basis, National re-evaluates the unrealized losses in its investment portfolio to determine whether an impairment loss should be realized in current earnings based on adverse changes in its expectation of cash flows and changes in its intent to sell securities.

Note 8: Investment Income and Gains and Losses

The following table presents National’s total investment income:

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2011	2010	2011	2010
Fixed-maturity	$53	$58	$165	$175
Other investments	2	2	5	6

Gross investment income	55	60	170	181
Investment expenses	2	1	5	5

Net investment income	53	59	165	176
Realized gains and losses:
Fixed-maturity:
Gains	7 (1)	45	31 (1)	51
Losses	(1)	-	(7)	(2)

Net, realized gains (losses) (2)	6	45	24	49

Total investment income	$59	$104	$189	$225

(1) - Includes net trading gain of $2 million in the three months ended September 30, 2011 and $5 million in the nine months ended September 30, 2011

(2) - Included in the “Net gains (losses) on financial instruments at fair value and foreign exchange” line item on the consolidated statements of operations of National.

Net realized gains (losses) from fixed-maturity investments are typically generated as a result of the ongoing management of National’s investment portfolio for the three and nine months ended September 30, 2011 and 2010.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 8: Investment Income and Gains and Losses (continued)

Net unrealized gains (losses), including related deferred income taxes, reported in accumulated other comprehensive income (loss) within shareholder’s equity consisted of:

In millions	As of September 30, 2011	As of December 31, 2010
Fixed-maturity:
Gains	$191	$74
Losses	(16)	(140)

Net	175	(66)
Other investments:
Losses	(1)	-

Net	(1)	-

Total	174	(66)
Deferred income tax provision (benefit)	61	(23)

Unrealized gains (losses), net	$113	$(43)

The change in net unrealized gains (losses), presented in the table above, consisted of:

In millions	As of September 30, 2011	As of December 31, 2010
Fixed-maturity	$241	$(81)
Other investments	(1)	-

Total	240	(81)
Deferred income tax charged (credited)	84	(28)

Change in unrealized gains (losses), net	$156	$(53)

Note 9: Income Taxes

National’s income taxes and the related effective tax rates for the three and nine months ended September 30, 2011 and 2010 are as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
In millions	2011		2010		2011		2010
Pre-tax income (loss)	$132		$165		$384		$405
Provision (benefit) for income taxes	$40	30.3%	$50	30.3%	$108	28.1%	$114	28.1%

National’s effective tax rate is lower than the statutory tax rate of 35% for the nine months ended September 30, 2011 and 2010 primarily due to tax-exempt interest income.

As of September 30, 2011, National reported a deferred tax liability of $286 million.

As of September 30, 2011, National does not have any uncertain tax positions with respect to the accounting guidance for uncertainty in income taxes. National is a member of MBIA Inc.’s affiliated group for federal income tax purposes and files its income tax return as a member of the MBIA group. The Internal Revenue Service is currently examining the MBIA Consolidated Federal tax return for tax years 2004 through 2009. The examination is expected to be concluded before December 31, 2011, subject to review by the Joint Committee on Taxation.

National is a party to the MBIA tax sharing agreement and as of September 30, 2011, National has made four tax payments under the intercompany tax sharing agreement. The first payment of $114 million was made in preliminary settlement of National’s 2010 tax liability. The remaining three payments totaling $80 million represent 2011 quarterly estimates including one in third quarter. All funds are being placed in escrow by MBIA, Inc. and will remain in escrow until the expiration of a two year carryback period which would allow National to carryback a separate company tax loss and recover all or a portion of the escrowed funds.

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10: Commitments and Contingencies

The following commitments and contingencies provide an update to those discussed in “Note 15: Commitments and Contingencies” in the Notes to Consolidated Financial Statements included in Exhibit 99.2 of MBIA Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the SEC on March 1, 2011 and should be read in conjunction with the complete descriptions provided in the aforementioned note included in Exhibit 99.2 of Form 10-K. In the normal course of operating its business, National may be involved in various legal proceedings. Additionally, MBIA Inc. together with its subsidiaries (“MBIA”) may be involved in various legal proceedings that directly or indirectly impact National.

Corporate Litigation

Ambac Bond Insurance Coverage Cases, Coordinated Proceeding Case No. JCCP 4555 (Super. Ct. of Cal., County of San Francisco)

On August 8, 2011, plaintiffs filed amended versions of their respective complaints. These amended complaints name as defendants, among others, MBIA Inc., MBIA Corp., National, and renew claims alleging breach of contract, fraud, unfair business practices and violation of California’s Cartwright Act. On October 20, 2011, the court overruled MBIA’s demurrers to plaintiffs’ fraud and Cartwright Act claims.

In re Municipal Derivatives Antitrust Litigation, M.D.L. No. 1950 (S.D.N.Y.)

As of May 31, 2011, MBIA has answered all of the existing complaints.

Tri-City Healthcare District v. Citibank. et al.; Case No. 30-2010-00359692 (Super. Ct. of Cal., County of Orange)

On June 13, 2011, Tri-City Healthcare District filed its Fourth Amended Complaint against MBIA Inc., MBIA Corp. and National, which purports to state seven causes of action against MBIA for fraud in the inducement, concealment, negligent misrepresentation, negligence, breach of contract, duress, and breach of the covenant of good faith arising from Tri-City Healthcare District’s investment in auction rate securities. On September 8, 2011, the court granted in part and denied in part MBIA’s demurrer to Tri-City’s Fourth Amended Complaint. On October 4, 2011, MBIA filed its answer to the remaining causes of action.

Transformation Litigation

Aurelius Capital Master, Ltd. et al. v. MBIA Inc. et al., 09-cv-2242 (S.D.N.Y.)

In light of the June 28, 2011 Court of Appeals decision referenced below, on July 27, 2011, the court entered an amended case management plan and scheduling order setting a discovery cut-off of November 9, 2012. On August 8, 2011, Fir Tree Value Master Fund, L.P., Fir Tree Capital Opportunity Master Fund, L.P., and Fir Tree Mortgage Opportunity Master Fund, L.P. voluntarily dismissed all claims against defendants without prejudice.

Third Ave Trust et al. v. MBIA Inc. et al.; Index No. 650756/2009 (N.Y. Sup. Ct., N.Y. County)

On October 20, 2011, the parties filed a stipulation of discontinuance dismissing the litigation without prejudice.

ABN AMRO Bank N.V. et al. v. MBIA Inc. et al.; Index No. 601475/09 (N.Y. Sup. Ct., N.Y. County)

On June 28, 2011, the New York State Court of Appeals reversed the Appellate Division’s decision and allowed all of the plaintiffs’ claims to proceed, with the exception of plaintiffs’ claim for unjust enrichment. Ten of the original twenty plaintiffs have dismissed their claims, several of which dismissals were related to the commutation of certain of their MBIA-insured exposures. On August 15, 2011, the court entered a scheduling order coordinating discovery in the plenary action with the Aurelius case in federal court and setting a discovery cut-off of November 9, 2012. On September 6 and 12, 2011 and on October 31, 2011 respectively, KBC

National Public Finance Guarantee Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Unaudited)

Note 10: Commitments and Contingencies (continued)

Investments Cayman Islands V Ltd., Credit Agricole Corporate and Investment Bank and Wells Fargo Bank, N.A. (f/k/a Wachovia Bank, N.A.) withdrew from the litigation.

ABN AMRO Bank N.V. et al. v. Eric Dinallo et al.; Index no. 601846/09 (N.Y. Sup. Ct., N.Y. County)

On September 6 and 12, 2011 and on October 31, 2011, respectively, KBC Investments Cayman Islands V Ltd., Credit Agricole Corporate Investment Bank and Wells Fargo Bank, N.A. (f/k/a Wachovia Bank, N.A.) withdrew from the litigation. On October 28, 2011, MBIA sought and obtained an extension of time on the submission of its sur-reply papers until November 16, 2011, in part to address certain errors it discovered in the record relating to Transformation. The NYDFS obtained an extension as well and will submit its sur-reply papers on November 23, 2011. Submission of all papers relating to the original petition is scheduled to be completed by February 2012. A trial is scheduled for February 27—March 23, 2012.

Barclays Bank PLC., et al. v. Wrynn et al.; Index No. 651811/2010 (N.Y. Sup. Ct., N.Y. County)

The proceeding is currently stayed.

MBIA and National are defending against the aforementioned actions in which it is a defendant and expects ultimately to prevail on the merits. There is no assurance, however, that they will prevail in these actions. Adverse rulings in these actions could have a material adverse effect on National’s ability to implement its strategy and on its business, results of operations, cash flows and financial condition.

There are no other material lawsuits pending or, to the knowledge of National, threatened, to which National is a party.

Note 11: Subsequent Events

Refer to “Note 10: Commitments and Contingencies” for information about legal proceedings that commenced or developed after September 30, 2011.